Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-152448) of Vanguard Natural Resources, LLC, of our report dated April 20, 2007 related to the consolidated financial statements of Vanguard Natural Gas, LLC (formerly Nami Holding Company, LLC) as of and for the year ended December 31, 2006, which appears in this current report on Form 8-K.

/s/ UHY LLP

Houston, Texas
June 10, 2009